[Servotronics, Inc. Letterhead]	Exhibit 99.1

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

5/29/2015

SERVOTRONICS, INC. (NYSE MKT– SVT)

Reports Election of Directors at Annual Shareholders Meeting

AnD Declares a Cash DiVIDEND of $0.15 PER SHARE

Servotronics, Inc. held its Annual Meeting of Shareholders in Buffalo, New York on Friday, May 29, 2015. Elected as Company Directors at the meeting were Dr. Nicholas D. Trbovich, Donald W. Hedges, Rigel D. Pirrone, Edward C. Cosgrove and Kenneth D. Trbovich.

Subsequent to the meeting, the Company’s Board of Directors declared a $0.15 per share cash dividend.  The dividend will be paid on July 15, 2015 to shareholders of record on June 30, 2015. This dividend does not represent that the Company will pay dividends on a regular or scheduled basis.

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT